  As filed with the Securities and Exchange Commission on November 25, 1997
                                            Registration No.  333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                        --------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                        -------------------------------
                              Norwest Corporation
             (Exact name of registrant as specified in its charter)

            Delaware                                 41-0449260
 (State or other jurisdiction of                  (I.R.S. Employer
 incorporation or organization)                  Identification No.)

                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1000
                                  612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                      ------------------------------------
                               Stanley S. Stroup
                  Executive Vice President and General Counsel
                              Norwest Corporation
                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1026
                                  612-667-8858
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                                   Copies to:
                                Robert J. Kaukol
                              Norwest Corporation
                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1026
   Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
   If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /x/

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
         Title of Securities                 Amount          Proposed Maximum    Proposed Maximum   Amount of
                to be                         to be           Offering Price        Aggregate      Registration
             Registered                    Registered            Per Share        Offering Price       Fee
---------------------------------------------------------------------------------------------------------------
Common Stock (par value                   10,000,000              $31.4375(3)      $314,375,000     $95,265.06
$1-2/3 per share) (1)                     Shares(2)

===============================================================================================================

(1) Each share of the registrant's common stock includes one preferred share purchase right.
(2) Pursuant to Rule 429, 10,000,000 additional shares of common stock are being carried forward to this registration statement. The shares were previously registered pursuant to a registration statement on Form S-4 filed July 16, 1996 (Reg. No. 333-08219). A registration fee of $56,896 was previously paid in connection with the earlier registration statement. All share amounts reflect the two-for-one split of the registrant's common stock effected in the form of a 100% stock dividend distributed on October 10, 1997.
(3) Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c).

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

   The shares of common stock registered hereby may be offered for resale by persons who receive such shares from the registrant in acquisitions or upon issuance of warrants, options, convertible debentures and other similar securities issued by the registrant in acquisitions.

       _________________________________________________________________

PROSPECTUS


                [Logo of Norwest Corporation and Subsidiaries]


                                                          SHARES OF COMMON STOCK

   This Prospectus relates to ___________ shares (the "Shares") of the common stock, par value $1-2/3 per share ("Common Stock"), of Norwest Corporation, a Delaware corporation ("Norwest"). Norwest may offer and issue Shares from time to time in connection with acquisitions by Norwest or its subsidiaries of the assets or securities of financial institutions and other businesses in which bank holding companies or their subsidiaries may engage. Norwest may also issue Shares upon exercise of warrants, options, convertible notes or other similar instruments issued or assumed by Norwest from time to time in connection with such acquisitions.

   Norwest's management anticipates that the terms of acquisitions involving the issuance of Shares will be determined by direct negotiations with the owners or controlling persons of the businesses being acquired and that any Shares issued in the acquisitions will be valued at prices reasonably related to quoted market prices for the Common Stock reported as of one or more times during the period beginning on the date the terms of the acquisition are agreed upon and ending on the date the Shares are issued and delivered. No underwriting discounts or commissions will be paid, although finders' fees may be paid from time to time in connection with certain acquisitions. Any person receiving finders' fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

   The Common Stock is traded on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange under the symbol NOB. The closing price of Common Stock as of __________, 1997 (as reported on the NYSE composite tape) was $____ per share. Current market quotations are listed in The Wall Street Journal and many other newspapers of general circulation.


- NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE COMMON STOCK OFFERED BY THIS PROSPECTUS OR DETERMINED WHETHER THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF NORWEST AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

- NORWEST, ITS BANKING SUBSIDIARIES AND MANY OF ITS NONBANKING SUBSIDIARIES ARE SUBJECT TO EXTENSIVE REGULATION BY A NUMBER OF FEDERAL AND STATE AGENCIES. THIS REGULATION MAY AFFECT, AMONG OTHER THINGS, NORWEST'S EARNINGS AND/OR RESTRICT ITS ABILITY TO PAY DIVIDENDS ON COMMON STOCK. SEE "CERTAIN REGULATORY AND OTHER CONSIDERATIONS"


                The date of the Prospectus is December __, 1997.

                  THE CONCEPT OF "INCORPORATION BY REFERENCE"


As you read this Prospectus, you should understand two important points:


- Some of the information about Norwest that may be important to your investment decision is not physically included in this Prospectus. Instead, the information is "incorporated" into this Prospectus by reference to one or more documents previously filed by Norwest with the Securities and Exchange Commission (the "SEC"). For example, the information contained in Norwest's consolidated financial statements for the year ended December 31, 1996 may be important to your investment decision, as may be a detailed description of Norwest's business. None of this information is physically included in this Prospectus. In lieu of this information, this Prospectus refers you to Norwest's annual report on Form 10-K for the year ended December 31, 1996, which is the document that physically contains the financial statements and the most recent description of Norwest's business.


- Information included or incorporated by reference in this Prospectus is updated from time to time by documents filed by Norwest with the SEC after the date of this Prospectus. Under SEC rules, these documents are automatically incorporated into this Prospectus when they are filed. Norwest is not required to provide you with copies of these documents.

   INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IS CONSIDERED PART OF THIS PROSPECTUS, EVEN THOUGH IT IS NOT PHYSICALLY INCLUDED OR PROVIDED TO YOU. AS A RESULT, THE INFORMATION IS CONSIDERED TO HAVE BEEN DISCLOSED TO YOU, WHETHER OR NOT YOU OBTAIN A COPY OF THE DOCUMENT CONTAINING THE INFORMATION.

   Please see "Where You Can Find More Information" for a list of the Norwest documents that are incorporated by reference and to find out how to obtain copies of these documents, as well as documents filed by Norwest after the date of this Prospectus.

                                    NORWEST


     Norwest is a diversified financial services company existing under the laws of Delaware and registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Through its subsidiaries and affiliates, Norwest provides retail, commercial and corporate banking services, as well as a variety of other financial services, including mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

     Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota, 55479-1000; its telephone number is (612) 667-1234. Unless the context requires otherwise, the term "Norwest" refers to Norwest Corporation and its consolidated subsidiaries.


                                USE OF PROCEEDS

     This Prospectus relates to shares of Common Stock that Norwest may issue from time to time in connection with acquisitions by Norwest or one or more of its subsidiaries or that Norwest may issue upon exercise of warrants, options, convertible notes and other similar instruments issued or assumed by Norwest from time to time in connection with acquisitions. Norwest will receive no proceeds from this offering other than the value of the assets and securities acquired by Norwest in the acquisitions.


                  CERTAIN REGULATORY AND OTHER CONSIDERATIONS

  Norwest and its banking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and is not in place to protect stockholders or other investors.

  As discussed in more detail below, this regulatory environment, among other things, may (a) restrict Norwest's ability to pay dividends on Norwest Common Stock, (b) require Norwest to provide financial support to one or more of its banking subsidiaries, (c) require Norwest and its banking subsidiaries to maintain capital balances in excess of those desired by management, and/or (d) require Norwest to pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

BANK REGULATORY AGENCIES

  Norwest Corporation, as a bank holding company, is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act.

  Norwest's national banking subsidiaries are regulated primarily by the OCC. Its state-chartered banking subsidiaries are regulated primarily by the FDIC and applicable state banking agencies. Norwest's federally insured banking subsidiaries are also subject to regulation by the FDIC.

  Norwest has other financial services subsidiaries that are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. For example, Norwest's brokerage subsidiary is subject to regulation by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Norwest's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Norwest are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

BANK HOLDING COMPANY ACTIVITIES; INTERSTATE BANKING

  A bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. Specifically, the activities of a bank holding company, and those companies that it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks, furnishing services to its subsidiaries and such other activities that the Federal Reserve Board determines to be so closely related to banking as to be a "proper incident thereto." In determining whether an activity is sufficiently related to banking, the Federal Reserve Board will consider whether the performance of such activity by the bank holding company can reasonably be expected to produce benefits to the public (e.g., greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (e.g., undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices).

  Under the Interstate Banking Act, which became effective on September 29, 1995, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless it is the bank holding company's initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state).

  The Interstate Banking Act also authorized banks to merge across state lines (thereby creating interstate branches) effective June 1, 1997. States could opt out of the Interstate Banking Act (thereby prohibiting interstate mergers in the state) or opt in early (thereby allowing interstate mergers prior to June 1,
1997). Norwest will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Interstate Banking Act. The state of Texas has opted out of the Interstate Banking Act. The state of Montana has opted out until at least the year 2001.

  Norwest's acquisitions of banking institutions and other companies generally are subject to the prior approval of the Federal Reserve Board and other applicable federal or state regulatory authorities. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the consummation of the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977, as amended.

DIVIDEND RESTRICTIONS

  Norwest is a legal entity separate and distinct from its banking and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and to service its debt is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that may be paid to Norwest by its banking subsidiaries without regulatory approval.

  Most of Norwest's banking subsidiaries are national banks. A national bank must obtain the prior approval of the OCC to pay a dividend if the total of all dividends declared by the bank in any calendar year would exceed the bank's net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

  Norwest's state-chartered banking subsidiaries also are subject to dividend restrictions under applicable state law.

  If, in the opinion of the applicable federal regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the regulator may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that the payment of dividends would constitute an unsafe and unsound practice if the payment would deplete a depository institution's capital base to an inadequate level. Under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividend if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

  The ability of Norwest's banking subsidiaries to pay dividends to Norwest may also be affected by various minimum capital requirements for banking organizations, as described below. In addition, the right of Norwest to participate in the assets or earnings of a subsidiary is subject to the prior claims of creditors of the subsidiary.

HOLDING COMPANY STRUCTURE

    Transfer of Funds from Banking Subsidiaries. Norwest's ""banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from such subsidiaries to Norwest and its nonbanking subsidiaries (including Norwest, "affiliates") in so-called "covered transactions." In general, covered transactions include loans and other extensions of credit, investments and asset purchases, as well as other transactions involving the transfer of value from a banking subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, covered transactions by a banking subsidiary with a single affiliate are limited to 10% of the banking subsidiary's capital and surplus and, with respect to covered transactions with all affiliates in the aggregate, to 20% of the banking subsidiary's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

    Source of Strength Doctrine. The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    Depositor Preference. The FDI Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including the institution's parent holding company.

    Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

REGULATORY CAPITAL STANDARDS AND RELATED MATTERS

    Risk-Based Capital. The Federal Reserve Board, the OCC and the FDIC have adopted substantially similar risk-based and leverage capital guidelines for banking organizations. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of their assets and off-balance sheet commitments.

    The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risk. Under the capital guidelines, a banking organization's total capital is divided into two tiers. "Tier 1 capital" consists of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets. "Tier 2 capital" consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier 1 capital, and a limited amount of the allowance for credit losses.

    Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is currently 8%. The minimum Tier 1 capital to risk-adjusted assets is 4%. As of September 30, 1997, Norwest's total capital and Tier 1 capital to risk-adjusted assets ratios were 10.98% and 9.08%, respectively.

    The Federal Reserve Board also requires bank holding companies to comply with minimum leverage ratio guidelines. The leverage ratio is the ratio of a bank holding company's Tier 1 capital to its total consolidated quarterly average assets, less goodwill and certain other intangible assets. The guidelines require a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including having the highest supervisory rating. All other bank holding companies are required to maintain a minimum leverage ratio of 4% to 5%. The Federal Reserve Board has not advised Norwest of any specific leverage ratio applicable to it. As of September 30, 1997, Norwest's leverage ratio was 6.60%.

    The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

    Norwest's banking subsidiaries are subject to risk-based and leverage capital guidelines substantially similar to those imposed by the Federal Reserve Board on bank holding companies.

    Other Measures of Capital Adequacy and Safety and Soundness. In assessing a banking organization's capital adequacy, federal bank regulatory agencies will also consider the organization's credit concentration risk and risks associated with nontraditional activities, as well as the organization's ability to manage those risks. This evaluation will be performed as part of the organization's regular safety and soundness examination.

    Effective January 1, 1998, federal bank regulatory agencies will require banking organizations that engage in significant trading activity to calculate a charge for market risk. Significant trading activity, for this purpose, means trading activity of at least 10% of total assets or $1 billion, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies if the agency deems necessary or appropriate for safe and sound banking practices.
Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios. Norwest has historically not engaged in significant trading activity.

    As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

    Prompt Corrective Action. The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

    Federal bank regulatory agencies have adopted regulations that classify insured depository institutions into one of five capital-based categories. The regulations use the total capital ratio, the Tier 1 capital ratio and the leverage ratio as the relevant measures of capital. A depository institution is
(a) "well capitalized" if it has a risk-adjusted total capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a leverage ratio of at least 5% and is not subject to any order or written directive to maintain a specific capital level; (b) "adequately capitalized" if it has a risk-adjusted total capital ratio of at least 8%, a Tier 1 capital ratio of at least 4% and a leverage ratio of at least 4% (3% in some cases) and is not well capitalized;
(c) "undercapitalized" if it has a risk-adjusted total capital ratio of less than 8%, a Tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (3% in some cases); (d) "significantly undercapitalized" if it has a risk-adjusted total capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and (e) "critically undercapitalized" if its tangible equity is less than 2% of total assets. As of September 30, 1997, all of Norwest's insured depository institutions met the criteria for well capitalized institutions as set forth above.

    A depository institution's primary federal bank regulator is authorized to downgrade the institution's capital category to the next lower category upon a determination that the institution is engaged in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity.

    The FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would as a result be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities (including asset growth) and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with the plan. The aggregate liability of the parent holding company is limited to the lesser of
(a) 5% of the depository institution's total assets at the time it became undercapitalized or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to the institution as of the time it fails to comply with the plan. If an undercapitalized depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

    Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

FDIC INSURANCE

     The FDIC insures the deposits of Norwest's depository institution subsidiaries through the Bank Insurance Fund (BIF) or, in the case of deposits held by banking subsidiaries as a result of savings and loan associations acquired by Norwest, through the Savings Association Insurance Fund (SAIF). The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

     The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the rate assessed one or more of Norwest's banking subsidiaries could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

     Deposits insured by SAIF are currently assessed at the BIF rate of zero to 27 cents per $100 of domestic deposits. The SAIF assessment rate may increase or decrease as is necessary to maintain the designated SAIF reserve ratio of 1.25% of insured deposits.

     Effective January 1, 1997, all FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds (commonly referred to as FICO bonds) were issued to capitalize the Federal Savings and Loan Insurance Corporation. Until December 31, 1999 or when the last savings and loan association ceases to exist, whichever occurs first, depository institutions will pay approximately 6.4 cents per $100 of SAIF-assessable deposits and approximately 1.3 cents per $100 of BIF-assessable deposits.

     Subject to certain conditions, BIF and SAIF will be merged into one insurance fund effective January 1, 1999.

FISCAL AND MONETARY POLICIES

     Norwest's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Norwest is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Norwest's banking subsidiaries and, thus, those of Norwest.

COMPETITION

     The financial services industry is highly competitive. Norwest's subsidiaries compete with traditional financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

     The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.


                                    EXPERTS

     The consolidated financial statements of Norwest and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                   INFORMATION CONCERNING NORWEST MANAGEMENT

     Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1996. Norwest's annual report is incorporated by reference into this Prospectus. To obtain a copy of this annual report or any document incorporated by reference into the report, contact Norwest at the address or phone number indicated under "Where You Can Find More Information."


                      WHERE YOU CAN FIND MORE INFORMATION

     Norwest files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information filed by Norwest at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Norwest's SEC filings are also available to the public from commercial document retrieval services and on the SEC Internet site (http://www.sec.gov).

     Norwest filed a registration statement on Form S-4 to register with the SEC the Common Stock offered by this Prospectus. This Prospectus is part of that registration statement. As allowed by SEC rules, this Prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     Some of the information you may want to consider before making your investment decision is not physically included in this Prospectus. Instead, the information is "incorporated by reference" to documents that have been filed by Norwest with the SEC under SEC File No. 1-2979.

     The following Norwest documents have been incorporated by reference:

     - Norwest's annual report on Form 10-K for the year ended December 31, 1996;

     - Norwest's quarterly reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

     - Norwest's current reports on Form 8-K dated January 16, 1997, April 14, 1997, June 3, 1997, July 14, 1997 and October 13, 1997;

     - Norwest's current report on Form 8-K dated October 10, 1997 containing a description of the Norwest Common Stock; and

     - Norwest's registration statement on Form 8-A dated December 6, 1988, as amended pursuant to Form 8-A/A dated October 14, 1997, relating to preferred stock purchase rights attached to shares of Norwest Common Stock.

     All reports and proxy statements filed by Norwest after the date of this Prospectus are automatically incorporated by reference into this Prospectus.

     This Prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference. Reports filed by Norwest with the SEC after the date of this Prospectus may also contain information that updates, modifies or is contrary to information in the documents incorporated by reference. You should review these reports, as they may disclose a change in the business prospects, financial condition or other affairs of Norwest since the date of this Prospectus.

     As explained above, you may read and copy all reports filed by Norwest with the SEC at the SEC's public reference rooms. Norwest will provide, without charge, copies of any report incorporated by reference into this Prospectus, excluding exhibits other than those that are specifically incorporated by reference to an exhibit in this Prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Norwest as follows:

                               Norwest Corporation
                               Corporate Secretary
                               Norwest Center
                               Sixth and Marquette
                               Minneapolis, MN 55479-1026
                               612/667-8655

     To ensure delivery of the copies in time, your request should be received by Norwest at least five business days prior to the date you must make your investment decision.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NORWEST HAS NOT AUTHORIZED ANY PERSON TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS DATED DECEMBER __, 1997. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE DELIVERY TO YOU OF THIS PROSPECTUS NOR THE ISSUANCE TO YOU OF SHARES OF COMMON STOCK WILL CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain selected historical consolidated financial information for Norwest. The income statement and balance sheet data for Norwest included in the selected consolidated financial data for each of the five years in the period ended December 31, 1996 are derived from the audited consolidated financial statements of Norwest for such five-year period. The selected financial data for the nine-month periods ended September 30, 1997 and 1996 are derived from the unaudited consolidated financial statements of Norwest for such periods. All financial data derived from unaudited financial statements reflect, in the opinion of Norwest's management, all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine-month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. The data set forth in the table should be read with the consolidated financial statements of Norwest, and the related notes thereto, incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     The information in the table has been adjusted to reflect Common Stock splits, the most recent of which was a two-for-one split in the form of a 100% stock dividend distributed on October 10, 1997.


                                                     Nine Months Ended
                                                        September 30              YEARS ENDED DECEMBER 31
                                                     -------------------------------------------------------------------
                                                       1997      1996     1996     1995     1994     1993(1)   1992(2)
                                                     ---------  -------  -------  -------  -------  --------- ----------
                                                                      (In millions except per share amounts)
INCOME STATEMENT DATA
 Interest income...................................   $4,961.8  4,710.1  6,318.3  5,717.3  4,393.7  3,946.3   3,806.4
 Interest expense..................................    1,981.1  1,955.1  2,617.0  2,448.0  1,590.1  1,442.9   1,610.6
                                                      --------  -------  -------  -------  -------  -------   -------
  Net interest income..............................    2,980.7  2,755.0  3,701.3  3,269.3  2,803.6  2,503.4   2,195.8
 Provision for credit losses.......................      378.5    281.1    394.7    312.4    164.9    158.2     270.8
 Non-interest income...............................    2,194.4  1,826.5  2,564.6  1,848.2  1,638.3  1,585.0   1,273.7
 Non-interest expenses.............................    3,272.5  2,986.7  4,089.7  3,382.3  3,096.4  3,050.4   2,553.1
                                                      --------  -------  -------  -------  -------  -------   -------
  Income before income taxes.......................    1,524.1  1,313.7  1,781.5  1,422.8  1,180.6    879.8     645.6
 Income tax expense................................      529.2    467.9    627.6    466.8    380.2    266.7     175.6
                                                      --------  -------  -------  -------  -------  -------   -------
  Income before cumulative effect of a
  change in accounting method......................      994.9    845.8  1,153.9    956.0    800.4    613.1     470.0
 Cumulative effect on years prior to 1992 of
 change in accounting method.......................         --       --       --       --       --       --     (76.0)
                                                      --------  -------  -------  -------  -------  -------   -------

 Net income........................................   $  994.9    845.8  1,153.9    956.0    800.4    613.1     394.0
                                                      ========  =======  =======  =======  =======  =======   =======
PER COMMON SHARE DATA
 Net income per share:
  Primary:
   Before cumulative effect of a
   change in accounting method.....................   $   1.29     1.13     1.54     1.38     1.23     0.95      0.72
   Cumulative effect on years prior to 1992
   of change in accounting method..................         --       --       --       --       --       --     (0.12)
                                                      --------  -------  -------  -------  -------  -------   -------
   Net income......................................   $   1.29     1.13     1.54     1.38     1.23     0.95      0.60
                                                      ========  =======  =======  =======  =======  =======   =======

  Fully diluted:
   Before cumulative effect of a change in
    accounting method..............................       1.29     1.13     1.54     1.37     1.21     0.93      0.71

   Cumulative effect on years prior to 1992
   of change in accounting method..................         --       --       --       --       --       --     (0.11)
                                                      --------  -------  -------  -------  -------  -------   -------
   Net income......................................   $   1.29     1.13     1.54     1.37     1.21     0.93      0.60
                                                      ========  =======  =======  =======  =======  =======   =======
 Dividends declared per common share...............   $ 0.4500   0.3900   0.5250   0.4500   0.3825   0.3200    0.2700

BALANCE SHEET DATA
At period end:
  Total assets.....................................   $85,252.2  78,427.6  80,175.4  72,134.4  59,315.9  54,665.0  50,037.0
  Long-term debt...................................    12,651.4  13,250.1  13,082.2  13,676.8   9,186.3   6,850.9   4,553.2
  Total stockholders' equity.......................     6,823.0   5,938.4   6,064.2   5,312.1   3,846.4   3,760.9   3,371.8

--------------------------
(1) On January 14, 1994, Norwest acquired First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

(2) On February 9, 1993, Norwest acquired Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of Norwest's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits:    Parenthetical references to exhibits in the description of Exhibits
             3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4.1, 4.2 and 4.3 below are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange
             Commission under File No. 1-2979.

  3.1 --     Restated Certificate of Incorporation (incorporated by reference to
             Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993, Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995 and Exhibit 3 to Norwest's Current Report on Form 8-K dated June 3, 1997 (filed June 10, 1997)).

  3.1.1 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

  3.1.2 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

  3.1.3 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

  3.1.4 -- Certificate of Designations with respect to the 1996 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated February 26, 1996).

  3.1.5 -- Certificate of Designations with respect to the 1997 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated April 14, 1997).

  3.2 -- By-Laws (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated October 10, 1997).

  4   --     Rights Agreement, dated as of November 22, 1988, between Norwest
             Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

  4.1 -- Certificate of Adjustment, dated July 21, 1989, to Rights Agreement (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July 21, 1989).

  4.2 -- Certificate of Adjustment, dated June 28, 1993, to Rights Agreement (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

  4.3 -- Certificate of Adjustment, dated October 10, 1997, to Rights Agreement (incorporated by reference to Exhibit 5 to Norwest's Form 8-A/A dated October 14, 1997).

  5   --     Opinion of Stanley S. Stroup, counsel to Norwest.

 23.1 -- Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).

 23.2 --     Consent of KPMG Peat Marwick LLP.

 24   --     Powers of Attorney.

ITEM 22.  UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of posteffective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on November 25, 1997.

                              NORWEST CORPORATION

                              By:  /s/ Richard M. Kovacevich
                                   -------------------------
                                    Richard M. Kovacevich
                                    President and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed on November 25, 1997 by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich               President and Chief Executive Officer
-------------------------               (Principal Executive Officer)
  Richard M. Kovacevich


/s/ John T. Thornton                    Executive Vice President and Chief
------------------------                 Financial Officer
  John T. Thornton                      (Principal Financial Officer)


/s/ Michael A. Graf                     Senior Vice President and Controller
------------------------                (Principal Accounting Officer)
  Michael A. Graf

LES S. BILLER          )
J.A. BLANCHARD III     )
DAVID A. CHRISTENSEN   )
PIERSON M. GRIEVE      )
CHARLES M. HARPER      )
WILLIAM A. HODDER      )
LLOYD P. JOHNSON       )
REATHA CLARK KING      )                   A majority of the
RICHARD M. KOVACEVICH  )                   Board of Directors*
RICHARD S. LEVITT      )
RICHARD D. McCORMICK   )
BENJAMIN F. MONTOYA    )
CYNTHIA H. MILLIGAN    )
BENJAMIN F. MONTOYA    )
IAN M. ROLLAND         )
MICHAEL W. WRIGHT      )

--------------------

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                   /s/ Richard M. Kovacevich
                                   -------------------------
                                     Richard M. Kovacevich
                                     Attorney-in-Fact

                               INDEX TO EXHIBITS


 Exhibit                                                                                     Form
 Number                                Description*                                        of Filing
----------                             -----------                                         ----------
3.1              Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated
                 June 28, 1993, Exhibit 3 to Norwest's Current Report on Form 8-K dated
                 July 3, 1995 and Exhibit 3 to Norwest's Current Report on Form 8-K
                 dated June 3, 1997 (filed June 10, 1997)).

3.1.1            Certificate of Designations of Powers, Preferences, and Rights of
                 Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for
                 the quarter ended March 31, 1994).

3.1.2            Certificate of Designations of Powers, Preferences, and Rights of
                 Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9,
                 1995).

3.1.3            Certificate of Designations of Powers, Preferences, and Rights of
                 Norwest 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q
                 for the quarter ended March 31, 1995).

3.1.4            Certificate of Designations with respect to the 1996 ESOP Cumulative
                 Convertible Preferred Stock (incorporated by reference to Exhibit 3 to
                 Norwest's Current Report on Form 8-K dated February 26, 1996).

3.1.5            Certificate of Designations with respect to the 1997 ESOP Cumulative
                 Convertible Preferred Stock (incorporated by reference to Exhibit 3 to
                 Norwest's Current Report on Form 8-K dated April 14, 1997).

3.2              By-Laws (incorporated by reference to Exhibit 3 to Norwest's Current
                 Report on Form 8-K dated October 10, 1997).

4                Rights Agreement, dated as of November 22, 1988, between Norwest
                 Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

4.1              Certificate of Adjustment, dated July 21, 1989, to Rights Agreement
                 (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July
                 21, 1989).

4.2              Certificate of Adjustment, dated June 28, 1993, to Rights Agreement
                 (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated
                 June 29, 1993).

4.3              Certificate of Adjustment, dated October 10, 1997, to Rights Agreement
                 (incorporated by reference to Exhibit 5 to



                 Norwest's Form 8-A/A dated October 14, 1997).

5                Opinion of Stanley S. Stroup, counsel to Norwest.                         Electronic
                                                                                           Transmission
23.1             Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith

23.2             Consent of KPMG Peat Marwick LLP.                                         Electronic
                                                                                           Transmission

24               Powers of Attorney.                                                       Electronic
                                                                                           Transmission

________________________
* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4.1, 4.2 and 4.3 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.